Exhibit 14

NEW GLOBAL ENERGY, INC.

CODE OF ETHICS FOR EXECUTIVE OFFICERS, EMPLOYEES AND

DIRECTORS

Article I

Honest and Ethical Conduct

The Board of Directors of New Global Energy, Inc. (the "Company") has developed and adopted this Code of Ethics for its employees, executive officers and directors to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with or submit to the Securities and Exchange Commission and in our other public communications; (iii) compliance with applicable governmental rules and regulations, (iv) prompt internal reporting of violations of the Code to an appropriate person or person identified in the Code; and (v) accountability for adherence to the Code.

1.

Conflicts of Interest. Executive officers, employees, and directors owe a duty to the Company to act and perform his or her duties ethically and honestly and with the highest sense of integrity. This requires an employee, officer or director to avoid actual or apparent conflicts of interest between personal and professional relationships, which requires observation of both the form and the spirit of technical and ethical accounting standards. A "conflict of interest" occurs when an individual's private interest interferes or appears to interfere with the interests of the Company. Conflicts of interest are prohibited as a matter of Company policy, unless they have been approved by the Company. In particular, an employee, executive officer or a director must never use or attempt to use his or her position at the Company to obtain any improper or undisclosed personal benefit for himself or herself, for his or her family, or for any other person.

Outside Employment. Officers and employees must not engage in outside business activities that compete or appear to compete with the interests of the Company. Conflicts of interest will arise from accepting employment by, or contracting or consulting with, a customer, supplier, industry partner, or competitor of the Company. Directors shall disclose to the Board of Directors any interest they may have in any of the Company's customers, suppliers, and competitors.

Outside Transactions. Officers and employees should avoid engaging in transactions on behalf of the Company with any person or entity in which they or a member of their family has a substantial economic or beneficial interest or in which they or any member of their family serve as a trustee or in a similar fiduciary capacity. Directors shall disclose to the Board of Directors any interest they may have in any such transaction at the time it is approved by the Board of Directors.

Financial Interests in Other Companies. Officers, employees and directors should not hold a financial interest in any competitor of the Company. Ownership of less than a 5% interest in a customer or supplier that is a publicly owned corporation will be permitted, subject to such policies as the Board of Directors may adopt from time to time.

Directorships. No officer or employee of the Company may serve as a director of any other public company or of any competitor or potential competitor of the Company without obtaining prior approval from the Company's Board of Directors. Directors shall disclose to the Board of Directors any directorship they may hold of any other public company or of any competitor or potential competitor of the Company.

Use of Company Assets. The use of Company time, material, equipment, trade secrets and other intellectual property, and facilities for purposes not directly related to the Company's business is prohibited.

Inventions and Patents. All inventions, whether patentable or not, conceived or reduced to practice by an officer or other employee while employed by the Company, within the broadest interpretation of the scope of the Company's business or research, or using Company resources, technology, or trade secrets, are the property of the Company.

Any executive officer who is aware of a conflict of interest, or is concerned that a conflict might develop, is required to discuss the matter with the Audit Committee, the Chief Executive Officer or a member of the Office of the President. Any director who is aware of a conflict of interest, or is concerned that a conflict might develop should disclose the conflict or potential conflict to the Board of Directors.

2.

Improper Payments. Executive officers, employees, and directors must not offer or accept gifts, gratuities or "kick backs" of any kind to (a) customers or suppliers of the Company or their employees, (b) other companies with which the Company does business or is seeking to do business or their employees, or (c) to elected officials or employees of any United States or foreign government agency. The Foreign Corrupt Practices Act will govern transactions by the Company with foreign governments and their officials. The Board of Directors may adopt policies from time to time governing the providing of entertainment and similar gratuities to employees of the Company's customers, suppliers, industry partners, and other persons with whom the Company does business.

Article II

Financial Controls, Reporting and Disclosure

1.

Financial Controls. The Chief Executive Officer, Members of the Office of the President, and the Chief Financial Officer are responsible for implementing and maintaining proper financial controls. These executive officers shall work in conjunction with the Company's accountants and auditors to assure that adequate financial controls are implemented and maintained. These executive officers must review and evaluate the Company's disclosure controls on a quarterly basis, and must determine whether the Company's disclosure controls and procedures are sufficient to ensure that material information relating to the Company with respect to the most recent accounting period was made known to them. They must also identify any deficiency or material weakness in the Company's accounting and reporting functions or other financial controls that they may discover. Any such weaknesses must be reported to the Audit Committee and disclosed in the Company's quarterly reports on Form 10-QSB and annual reports on Form 10-KSB.

2.

SEC Financial Reporting. Executive officers involved in financial and accounting matters are responsible for ensuring that the disclosure in the Company's reports filed with the Securities and Exchange Commission (the "SEC") is full, fair, accurate, timely and understandable. Senior financial officers in particular are required to familiarize themselves with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company. In the performance of their duties, executive officers and other employees are prohibited from knowingly misrepresenting facts. A senior financial officer or other executive officer or employee will be considered to have knowingly misrepresented facts if he or she knowingly (i) makes, or permits or directs another to make, materially false or misleading entries in the financial statements or records of the Company or any subsidiary; (ii) fails to correct materially false and misleading financial statements or records; (iii) signs, or permits another to sign, a document containing materially false and misleading information; or (iv) falsely responds, or fails to respond, to specific inquiries of the Company's auditors or the Audit Committee. Further, making payments of Company funds without supporting documentation or for a purpose contrary to that described in supporting documentation, or establishing undisclosed or unrecorded accounts of Company funds or assets is prohibited.

3.

Corrective Measures. Any executive officer, whether they are a financial officer or not, who is aware of a material misrepresentation or omission in the Company's periodic reports filed with the SEC is required to report the matter to the appropriate person. A senior financial officer other than the Chief Financial Officer must report the matter to the Chief Financial Officer. The Chief Financial Officer must report the matter to the Audit Committee, the Chief Executive Officer or a member of the Office of the President promptly. The Chief Financial Officer and the Chief Executive Officer or the members of the Office of the President must take prompt action to cause the Company to correct any such filed report through an amendment, and where appropriate, additional public disclosure.

4.

 Supervision of Disclosure and the Reporting Process. The Chief Executive Officer or members of the Office of the President, the Chief Financial Officer and any other senior financial officers that the Company may have are responsible for adequately supervising the preparation of the disclosure in the periodic reports required to be filed with the SEC by the Company. Adequate supervision includes closely reviewing and critically analyzing the financial information and other information to be disclosed.

Article III

Fair Disclosure; Insider Trading

 1.

SEC Regulation FD. SEC Regulation FD (for "fair disclosure") expressly prohibits the selective disclosure of material nonpublic information about a publicly traded company to anyone other than specifically exempted groups (e.g., the Company's accountants, attorneys, and people who have signed a non-disclosure agreement). The rules are intended to provide all investors with equal access to material information about a company at the same time. Executive officers, employees, and directors must comply with Regulation FD. Only Company information that has been publicly disclosed by the Company in its press releases and SEC filings may be disclosed to analysts, investors, members of the press, or other members of the financial and investment community in response to telephone calls, meetings, or other inquiries.

2.

Insider Trading and Tipping.

United States federal and state securities laws prohibit insider trading, that is, buying or selling Company securities at a time when they possess "material nonpublic information" relating to the Company. Material nonpublic information is information about the Company that is not known to the general public and that a typical investor would consider important in making a decision to buy, sell or hold the Company's securities. Officers, other employees, and directors who possess any material nonpublic information must refrain from buying or selling the Company' securities until after the information has been disclosed to the public and absorbed by the market. Officers, directors, and other persons within the Company with early knowledge of quarterly financial results must refrain from buying or selling the Company's stock from until after the Company publicly announces its quarterly results through a press release or files its Quarterly Report on Form 10-QSB.

Passing material nonpublic information to someone else who may buy or sell securities, which is known as "tipping," is illegal, as is trading securities on the basis of a tip received. Officers, other employees, and directors must always be aware of and comply with securities laws and regulations. Insider trading and tipping are prohibited, and officers, other employees, and directors should report any such conduct of which they become aware. Persons who engage in insider trading or tipping may be liable under civil and criminal federal and state securities laws.

As a matter of Company policy, officers and other Company employees whose responsibilities include access to corporate financial results should never sell Company stock short or trade in options on the Company stock (other than the Company's warrants listed on the American Stock Exchange, exercising options granted under the Company's stock option plan, and bona fide hedge transactions).

3.

Reports of Beneficial Ownership and Transactions in Company Securities. Each person who becomes an executive officer or director of the Company must file with the SEC a report on Form 3 disclosing their beneficial ownership of Company equity securities, including stock, stock options, and warrants, and any right or arrangement to acquire any of those securities. Executive officers and directors must disclose each acquisition or disposition of Company securities by filing a report on Form 4 with the SEC no later than the second business day after the transaction. Executive officers and directors must also file annual reports of their beneficial ownership of Company securities on Form 5.

Article IV

Compliance

It is the Company's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each executive officer, employee, and director to adhere to the standards and restrictions imposed by those laws, rules and regulations, and in particular, in the case of officers involved in financial and accounting matters, those relating to accounting and auditing matters.

Any officer or other employee who is unsure whether a situation violates any applicable law, rule, regulation or Company policy relating to financial or accounting matters, should discuss the situation with the Chief Financial Officer, the Company's securities or corporate attorneys, or a member of the Audit Committee to prevent possible problems at a later date. Failure to do so is itself a violation of this Code. To encourage officers to report any violations, the Company will not allow retaliation for reports made in good faith.

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